UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2018

MB FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-36599	36-4460265
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

800 West Madison Street, Chicago, Illinois 60607
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (888) 422-6562

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [   ]

Item 8.01 Other Events

On February 15, 2018, MB Financial, Inc. (the “Company”) issued a press release announcing that American Chartered Statutory Trust I (the “Trust”) will redeem all of the Trust’s issued and outstanding capital (preferred) securities (the “Capital Securities”) on March 19, 2018, at an aggregate redemption price of $20.0 million plus accrued and unpaid interest to, but excluding, March 18, 2018, totaling approximately $0.3 million. The redemption of the Capital Securities is a result of the concurrent redemption that will be made by the Company of its Floating Rate Junior Subordinated Deferrable Interest Debentures due 2031 (the “Debentures”), all of which are held by the Trust. The Debentures were originally issued by American Chartered Bancorp, Inc. (“American Chartered”) and were assumed by the Company upon the merger of American Chartered with and into the Company on August 24, 2016. As a result of this redemption, the Company will recognize in the first quarter of 2018 a non-recurring, non-cash pre-tax charge of approximately $3 million, which represents the accelerated amortization of the acquisition accounting adjustment associated with the Debentures.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits
Exhibit 99.1 Press release dated February 15, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MB FINANCIAL, INC.

Date:	February 16, 2018	By:	/s/Randall T. Conte
Randall T. Conte
Vice President and Chief Financial Officer